Patrick Industries, Inc. Appoints New Member to Its Board of Directors

ELKHART, Ind., Aug. 22, 2011 /PRNewswire/ -- Patrick Industries, Inc. (NASDAQ: PATK), a major manufacturer and distributor of building and component products for the recreational vehicle, manufactured housing and industrial markets, today announced the appointment of John A. Forbes to its Board of Directors (the "Board"), effective August 18, 2011.

Mr. Forbes, 51, is the President of Utilimaster Corporation, a subsidiary of Spartan Motors, Inc. Prior to being named President in July 2010, Mr. Forbes was the CFO of Utilimaster from May 2009 to July 2010, the CFO of Nautic Global Group from 2007 to 2009, and the CFO of Adorn, LLC from 2003 to 2007.

"We are pleased to welcome John to our Board, and confident that his leadership, passion, enthusiasm, and experience will be an asset to the Company as we execute on our strategic plan and continue to focus on increasing shareholder value," said Todd M. Cleveland, President and CEO.

About Patrick Industries

Patrick Industries, Inc. (www.patrickind.com) is a major manufacturer of component products and distributor of building products serving the recreational vehicle, manufactured housing, kitchen cabinet, household furniture, fixtures and commercial furnishings, marine, and other industrial markets and operates coast-to-coast through locations in 12 states. Patrick's major manufactured products include decorative vinyl and paper panels, wrapped profile mouldings, cabinet doors and components, interior passage doors, slotwall and slotwall components, and countertops. The Company also distributes drywall and drywall finishing products, electronics, adhesives, wiring, electrical and plumbing products, cement siding, interior passage doors, roofing products, laminate flooring, and other miscellaneous products.

Forward-Looking Statements

This press release contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: the impact of any economic downturns especially in the residential housing market, pricing pressures due to competition, costs and availability of raw materials, availability of commercial credit, availability of retail and wholesale financing for residential and manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed residential and manufactured homes, the financial condition of our customers, the ability to generate cash flow or obtain financing to fund growth, future growth rates in the Company's core businesses, interest rates, oil and gasoline prices, the outcome of litigation, adverse weather conditions impacting retail sales, and our ability to remain in compliance with our credit agreement covenants. In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and residential and manufactured homes. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Further information regarding these and other risks, uncertainties and factors is contained in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2010, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission ("SEC") and are available on the SEC's website at www.sec.gov.

CONTACT: Julie Ann Kotowski, Patrick Industries, Inc., +1-574-294-7511, kotowskj@patrickind.com